Exhibit (d)(12)

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is made as of November 29, 2018, by and between ZP Energy Fund, L.P, a Delaware limited partnership (“Seller”), and Equitrans Midstream Corporation, a Pennsylvania corporation (“Purchaser”). Seller and Purchaser are referred to herein collectively as the “Parties” and each, individually, as a “Party.”

WHEREAS, on or before the Closing (as defined below), Seller will be the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of 3,414,168 common units (“Common Units”) representing limited partner interests (the “Subject Units”) in EQGP Holdings, LP, a Delaware limited partnership (the “Partnership”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Subject Units on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I
PURCHASE AND SALE

1.1                               Purchase and Sale.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser (or its designee), and Purchaser (or its designee) shall purchase, accept and assume from Seller, all of Seller’s right, title and interest to the Subject Units for a purchase price in cash equal to (i) $20.00 per Common Unit, multiplied by (ii) the number of Common Units constituting the Subject Units (the “Purchase Price”), payable by wire transfer of immediately available funds to the bank account of Seller specified in writing by Seller to Purchaser no later than two Business Days prior to the Closing Date (the “Account”).

1.2                               Additional Units.  In addition to the Subject Units, Seller (or one or more investment funds managed by Zimmer Partners, LP) shall have the right, but not the obligation to sell, transfer, convey, assign and deliver up to any additional Common Units acquired after the date hereof until the date that is three days prior to the Closing (such additional Common Units delivered at the Closing, are referred to herein as the “Additional Units”) to Purchaser (or its designee) and Purchaser (or its designee) shall purchase, accept and assume from Seller, all of Seller’s right, title and interest to the Additional Units for a purchase price in cash equal to (i) $20.00 per Additional Unit, multiplied by (ii) the number of Additional Units, payable by wire transfer of immediately available funds to the Account. Seller shall inform the Purchaser of number of Additional Units to be delivered at the Closing no later than two days prior to the Closing Date and the provisions of this Agreement shall apply mutatis mutandis with respect to the Additional Units.

1.3                               Delivery of Purchase Price.  Seller shall be obligated to deliver to Purchaser evidence of the Subject Units credited to book-entry accounts maintained by the transfer agent of the Partnership; provided, that such delivery shall be required only after delivery of the Purchase Price by Partnership to the Seller in accordance with Section 1.1 and Section 1.2.

ARTICLE II
CLOSING

2.1                               Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place (i) at the principal offices of Purchaser at 9:00 a.m., Eastern Time, on December 31, 2018, unless Purchaser shall have delivered written notice to Seller no later than one calendar day prior to the date specified in this Section 2.1 specifying a later date (which such date is no more than 30 days following the date specified in this Section 2.1) for the Closing, or (ii) at such other place, time and/or date as the Parties may mutually agree in writing. The date on which the Closing takes place with respect to the transactions contemplated by this Agreement is referred to as the “Closing Date.”

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1                               Organization.  Seller is a Delaware limited partnership duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

3.2                               Authority and Approval.  Seller has full power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3                               No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person under, any of the terms, conditions or provisions of the governing agreements of Seller; (b) conflict with or violate any Law applicable to Seller; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance on any of Seller’s assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Seller is a party or by which it is bound; except in the case of clauses (b) and (c) for those items which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement.

3.4                               Ownership of the Subject Units; Total Common Units.  At and as of the Closing, Seller will be the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of all the Subject Units and have good and marketable title to all the Subject Units free and clear of any encumbrances, liens, charges, levies, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a unitholder in respect of the Subject Units (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement and (b) any applicable restrictions on transfer under the Securities Act of 1933, as amended, or any state securities Law. Upon the Closing, Purchaser will receive good and marketable title to the Subject Units, free and clear of all Encumbrances.

3.5                               Dispositive Power.  At the Closing, Seller will have sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 1.1, in each case, with respect to all the Subject Units.

3.6                               No Consents.  No consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority or any third party is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained prior to the date hereof.

3.7                               No Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

3.8                               Informed Seller.

(a)                                 Seller (i) has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (ii) has evaluated the merits and risks of the transactions contemplated by this Agreement based exclusively on its own independent review and consultations with such investment, legal, tax, accounting and other advisors as it deemed necessary, and has made its own decision concerning the transactions contemplated by this Agreement without reliance on any representation or warranty of, or advice from, Purchaser, and (iii) upon the Closing, Seller will be consummating the transactions contemplated by this Agreement with full understanding of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(b)                                 Seller has access to the public filings of the Partnership with the U.S. Securities and Exchange Commission (the “SEC”) and has reviewed publicly available information regarding the Partnership and such other information that it and its financial, legal and other advisors deem necessary in connection with Seller’s decision to enter into this Agreement and, upon the Closing, consummate the transactions contemplated by this

Agreement. Seller has not requested any information or advice with respect to the Subject Units from Purchaser, its Affiliates (including, without limitation, the Partnership), or any of its or their respective Representatives, and no such information or advice is necessary or desired.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Seller as follows:

4.1                               Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted.

4.2                               Authority and Approval.  Purchaser has full corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all of the obligations hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3                               No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (a) violate, conflict with, result in any breach of or require the consent of any Person under, any of the terms, conditions or provisions of the governing agreements of Purchaser; (b) conflict with or violate any Law applicable to Purchaser; or (c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), result in the creation of any Encumbrance on any of Purchaser’s assets under, or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which Purchaser is a party or by which it is bound; except in the case of clauses (b) and (c) for those items which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser’s ability to perform its obligations under this Agreement.

4.4                               No Consents.  Other than as required by any applicable securities Laws, no consent, approval, permit, governmental or regulatory order, declaration or filing with, or notice to, any Governmental Authority or any third party is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as has been made or obtained prior to the date hereof.

4.5                               No Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Purchaser, threatened against or by Purchaser that challenge or seek to prevent, enjoin or could otherwise potentially delay the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS

5.1                               No Inconsistent Arrangements.  Except as provided hereunder, Seller shall not, directly or indirectly, take or permit any other action that would in any way restrict, limit or interfere with the performance of Seller’s obligations hereunder or otherwise make at or before the Closing any representation or warranty of Seller herein untrue or incorrect, including any transfer, sale, assignment, gift, hedge, or other disposition, directly or indirectly, of the Subject Units. Any action taken in violation of the foregoing sentence shall be null and void ab initio.

5.2                               Documentation and Information.  Seller shall not make any public announcement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Purchaser (such consent not to be unreasonably withheld), except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Purchaser). Seller consents to and hereby authorizes Purchaser and its Affiliates (including, without limitation, the Partnership) to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that is required in connection with the transactions contemplated by this Agreement, Seller’s identity and ownership of the Subject Units, the existence of this Agreement and the nature of Seller’s commitments and obligations under this Agreement, and Seller acknowledges that Purchaser and its Affiliates (including, without limitation, the Partnership) may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or applicable securities exchange.

5.3                               Litigation.  Each Party shall provide each other Party with prompt notice of any claim, action, suit, litigation or proceeding (including any class action or derivative litigation) brought, asserted or commenced by, on behalf of or in the name of, against or otherwise involving such Party relating to this Agreement or any of the transactions contemplated hereby, and shall keep each other Party informed on a reasonably prompt basis with respect to the status thereof. Each Party shall give each other Party the opportunity to participate (at such other Party’s expense) in the defense or settlement of any such litigation, and no such settlement shall be agreed to without each other Party’s prior written consent.

5.4                               Indemnification.  Purchaser and Seller, respectively, will each indemnify and hold harmless the other from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, legal fees and expenses) suffered or incurred by any such indemnified party to the extent arising from any breach of any representation or warranty of the indemnifying party contained in this Agreement or any breach by the indemnifying party, or failure by the indemnifying party to fulfill, any covenant or agreement of such indemnifying party contained herein.

ARTICLE VI
CONDITIONS TO CLOSING

6.1                               Mutual Condition.  The respective obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition, which may, to the extent permitted by applicable Law, be waived in writing by both Parties in each of their respective sole discretion, that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

6.2                               Conditions to the Obligations of Purchaser.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Purchaser in its sole discretion:

(a)                                 No Litigation.  There shall not be pending any suit, action or proceeding by or before any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

(b)                                 Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities or third parties required in connection with the transactions contemplated by this Agreement shall have been received or waived by such Governmental Authority or third party and shall be reasonably satisfactory in form and substance to the Parties, and all notices required to be delivered to such Governmental Authorities or third parties shall have been delivered and all notice periods with respect thereto shall have expired or been waived by such Governmental Authority or third parties entitled to such notice.

(c)                                  Representations and Warranties.  The representations and warranties of Seller contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3                               Conditions to the Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by Seller in its sole discretion:

(a)                                 No Litigation.  There shall not be pending any material suit, action or proceeding by or before any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith.

(b)                                 Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or material adverse effect, which representations and warranties shall be true in all respects) as of such specified date. Purchaser shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

ARTICLE VII
MISCELLANEOUS

7.1                               Defined Terms.  As used herein, the following terms shall have the following meanings:

(a)                                 “Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

(b)                                 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(c)                                  “Business Day” means any day other than Saturday, Sunday, or any day on which banks located in New York, New York or the Commonwealth of Pennsylvania are authorized or required by Law to be closed.

(d)                                 “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.

(e)                                  “Law” means any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree.

(f)                                   “Partner” has the meaning given to such term in the Partnership Agreement.

(g)                                  “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 12, 2018.

(h)                                 “Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, estate, unincorporated organization, association, Governmental Authority or other entity.

(i)                                     “Representative” means, with respect to any Person, such Person’s directors, officers, employees, partners, members, shareholders, agents or representatives.

(j)                                    “Tax” means any tax (including, without limitation, any income tax, capital gains tax, value-added tax, sales use tax, payroll tax, withholding tax, property tax, gift tax or estate tax), levy, assessment, tariff, duty (including, without limitation, any customs duty), deficiency or other fee, any related charge or amount (including, without limitation, any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other agreement, contract, instrument or other commitment, whether written or oral, relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.

(k)                                 “Tax Return” means any return, report, information return or other such statement or document (including, without limitation, any schedule or attachment thereto any amendment thereof) filed or required to be filed with any federal, state, local or non-U.S. taxing authority in connection with the determination, assessment, collection, administration or imposition of any Tax.

7.2                               Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses: (a) if to Purchaser, to 625 Liberty Avenue, Suite 2000, Pittsburgh, PA 15222, Attn: General Counsel, with a copy to Baker Botts L.L.P., 98 San Jacinto Blvd., Suite 1500, Austin, TX, Attn: Mollie Duckworth, and (b) if to Seller, to ZP Energy Fund, L.P. c/o Zimmer Partners, LP, 9 West 57th Street, 33rd Floor, New York, New York 10019 Attn: General Counsel, or to such other address or facsimile number as either Party may hereafter specify for the purpose by notice to the other Party.

7.3                               Termination.  This Agreement may be terminated at any time prior to the Closing on mutual written consent of the Parties to terminate this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing in this Section 7.3 shall relieve either Party from liability for any willful breach of this Agreement prior to the termination hereof and (b) the provisions of this Article VI shall survive any termination of this Agreement.

7.4                               Acknowledgements.

(a)                                 Seller acknowledges and understands that Purchaser and its Affiliates possess material nonpublic information regarding the Partnership and the Subject Units not known to Seller that may impact the value of the Subject Units, including, without limitation, (i) information received by principals and employees of Purchaser in their respective capacities as Representatives of Purchaser and its Affiliates (including, without limitation, the Partnership), and (ii) information received on a privileged basis from the attorneys and financial advisors representing Purchaser and its Affiliates (including, without limitation, the Partnership) (collectively, the “Information”), and that Purchaser is unable to disclose the Information to Seller. Seller understands, based on its experience, the disadvantage to which Seller is subject due to the disparity of information between Seller and Purchaser. Notwithstanding such disparity, Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions contemplated hereby. Except with respect to (i) the representations and warranties of Purchaser set forth herein and (ii) fraud, Seller agrees that none of Purchaser, its Affiliates, or any of its or their respective Representatives shall have any liability to Seller, its Affiliates, or any of its or their respective Representatives whatsoever due to or in connection with Purchaser’s and its Affiliates’ (including, without limitation, the Partnership) use or non-disclosure of the Information or otherwise as a result of the transactions contemplated hereby, and Seller hereby irrevocably waives any claim that it might have based on the failure of Purchaser and its Affiliates (including, without limitation, the Partnership) to disclose the Information.

(b)                                 Seller acknowledges that (i) Purchaser is relying on Seller’s representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby and (ii) without such representations, warranties, acknowledgements and agreements, Purchaser would not enter into this Agreement or engage in the transactions contemplated hereby. Purchaser acknowledges that (i) Seller is relying on Purchaser’s representations, warranties, acknowledgements and agreements in this Agreement as a condition to proceeding with the transactions contemplated hereby and (ii) without such representations, warranties, acknowledgments and agreements, Seller would not enter into this Agreement or engage in the transactions contemplated hereby.

7.5                               Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  Any agreement on the part of either Party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of either Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.6                               Expenses.  All fees and expenses incurred in connection this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses, whether or not the transactions contemplated by this Agreement are consummated.

7.7                               Entire Agreement.  This Agreement and the other documents and certificates delivered pursuant hereto constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

7.8                               Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party, except that Purchaser may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect subsidiary of Purchaser, but no such assignment shall relieve Purchaser, as applicable, of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

7.9                               Specific Enforcement; Jurisdiction.

(a)                                 The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 7.9(b), without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, neither of the Parties would have entered into this Agreement.

(b)                                 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware for the purpose of any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each of the Parties hereby irrevocably agrees that all claims with respect to such legal action, suit or proceeding may be heard and determined exclusively in such court. Each of the Parties (i) consents to submit itself to the personal jurisdiction of the courts of the State of Delaware in the event any legal action, suit or proceeding arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) irrevocably consents to the service of process in any legal action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 7.2 (provided that nothing in this Section 7.9(b) shall affect the right of either Party to serve legal process in any other manner permitted by applicable Law) and (iv) agrees that it will not bring any legal action, suit or proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than the courts of the State of Delaware. The Parties agree that a final trial court judgment in any such legal action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict either Party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

7.10                        Waiver of Jury Trial.  Each Party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of this Agreement or any of the transactions contemplated hereby. Each Party (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such Party would not, in the event of any legal action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 7.10.

7.11                        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

7.12                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to either Party.

7.13                        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

7.14                        Further Assurances.  Each Party will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to perform its obligations under this Agreement. Each Party shall use its reasonable best efforts to take, or cause to be taken, any and all actions and to do, or cause to be done, and to assist Seller, on the one hand, and Purchaser and the Partnership, on the other hand, in doing, any and all things, necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

7.15                        Certain Transaction-Related Taxes.  All transfer, documentary, sales, use, stamp, recording fees, registration and similar Taxes and fees (including, without limitation, any penalties and interest) attributable to Seller’s sale of the Subject Units to Purchaser pursuant to this Agreement shall be paid by Seller when due, and Seller shall, at its expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes.  All income taxes, including, without limitation, capital gains taxes, arising out of or in connection with the execution and performance of this Agreement shall be borne by Seller. Purchaser shall be entitled to deduct and withhold from the Purchase Price all Taxes that Purchaser may be required to deduct and withhold under any provision of applicable Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

7.16                        Purchaser Covenant.  Purchaser represents, warrants and covenants to Seller that until the earlier to occur of the Closing Date, the termination of this Agreement pursuant to Section 7.3 and January 31, 2019, without the prior written consent of Seller, it will not acquire from any other holder of EQGP Common Units (other than open-market purchases) such holder’s EQGP Common Units other than pursuant to an agreement with such holder of EQGP Common Units that is on substantially the same terms as this Agreement and does not result in such holder of EQGP Common Units receiving consideration for their EQGP Common Units that is greater than the consideration being received for the Subject Units under this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

EQUITRANS MIDSTREAM CORPORATION
a Pennsylvania corporation

By:	/s/ Kirk R. Oliver
Kirk R. Oliver
Senior Vice President and Chief Financial Officer

[Signature Page to Unit Purchase Agreement]

SELLER:

ZP ENERGY FUND L.P.,
a Delaware limited partnership

By:	/s/ Barbara Burger
Barbara Burger

[Signature Page to Unit Purchase Agreement]